NEWS RELEASE for May 9, 2012

BIOLASE REPORTS FIRST QUARTER RESULTS

•	GAAP Revenue of $12.3 Million, up 17 Percent Year over Year

•	GAAP Net Loss of $1.7 Million; Non-GAAP Net Loss of $872,000

•	Excluding One-Time Prepaid Purchase Orders for iLase™ Systems to Schein in Q1 2011, Revenue of $12.3 Million Represents Growth of 62 Percent Year over Year, from Adjusted Revenue of $7.6 Million in Q1 2011

•	Q2 2012 Revenue Guidance: Approximately $13.0 Million to $14.0 Million

IRVINE, CA (May 9, 2012) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today reported unaudited operating results for its first quarter ended March 31, 2012.

As previously announced, net revenue for this year’s first quarter totaled $12.3 million, up 17 percent from $10.6 million in the prior year period. Excluding $3.0 million in iLase™ product sales to Henry Schein (NASDAQ:HSIC) to satisfy one-time prepaid purchase orders during the first quarter ended March 31, 2011, revenue in this year’s first quarter reflects an increase of $4.7 million, or 62 percent, over adjusted revenue of $7.6 million for the same period in the prior year.

Federico Pignatelli, Chairman and CEO, said, “In the first quarter, we executed well across the organization and revenues came in stronger than we had anticipated for our core laser systems sales. Internally, we are continuing to reduce our production costs and improve our gross margin while we invest heavily in sales and marketing and engineering and development. Our focus in 2012 is on growth, execution and making intelligent investments in technologies that have the potential for significant shareholder returns, and we have made a good start towards all of those goals in the first quarter.”

Approximately 65 percent of BIOLASE’s revenues for the 2012 first quarter were from the sale of its all-tissue Waterlase systems, the vast majority of which were from the sales of the flagship Waterlase iPlus™. Sales of Waterlase systems for the 2012 first quarter increased 82 percent compared to the same period in the prior year. Sales of BIOLASE’s diode laser systems dropped to approximately 11 percent of total revenues during the first quarter of 2012, primarily due to the fulfillment of $3.0 million in iLase systems during the 2011 first quarter related to the one-time prepaid purchase orders from Schein.

On a GAAP basis, the net loss for the first quarter of 2012 totaled $1.7 million, or a loss of $0.05 per share, compared to a net loss of $750,000, or a loss of $0.03 per share, in the 2011 first quarter. After removing non-cash depreciation and amortization expenses of $125,000, stock-based, other equity instruments, and other non-cash compensation expenses of $670,000, and interest expense of $5,000, this year’s first quarter resulted in a non-GAAP net loss of $872,000, or a loss of $0.03 per share, compared with non-GAAP net income of $153,000, or $0.01 per share, for the first quarter of 2011.

The percentage of net revenue in the 2012 first quarter from the U.S. and international markets, including unit sales and consumables, totaled approximately 68 percent and 32 percent, respectively, as compared to approximately 81 percent and 19 percent of net revenue in the prior year comparable period.

Recent Highlights
A series of recent actions, developments and key accomplishments include the following:

•	The introduction of the EPIC 10™, the next evolution of BIOLASE’s Total Diode Solution. This next generation, diode soft-tissue laser will have the shortest pulse available in the market today. Short pulses are known to cause less thermal damage in tissue and produce cleaner cuts. In addition, the EPIC 10 will have a built-in battery for a full day of operation and will be used as a design platform to build more powerful versions with different combinations of laser wavelengths. The EPIC 10 was recently demonstrated at the California Dental Association’s annual tradeshow and several other concurrent dental industry events. The EPIC 10 is not yet available for sale in the U.S. as it is pending 510k clearance from the Food and Drug Administration (“FDA”).

•	BIOLASE purchased the remaining inventory of Waterlase MD™ Turbo laser systems from Schein, formerly the Company’s exclusive global distributor. Pursuant to the agreement, the Company purchased Schein’s inventory of Waterlase MD Turbo laser systems and Schein released its liens on BIOLASE’s assets. BIOLASE paid the entire purchase price by offsetting accounts receivable currently due from Schein from sales made in the normal course of business. None of the funds used to offset the purchase price were related to the original sales of the Waterlase MD Turbo laser systems that were purchased. BIOLASE plans to use the units primarily as a source of parts for its newly released Waterlase MDX line of all-tissue lasers and for its installed base of approximately 6,500 Waterlase MD Turbo laser systems. The Company also plans to place a number of units in dental schools to promote its Waterlase technology.

•	The promotion of William E. Brown, a 30-year veteran of the medical laser industry, from Vice President, International, to Vice President, Sales & Marketing.

•	The introduction of the Waterlase MDX™ line of all-tissue lasers, the technological evolution of the highly successful Waterlase MD Turbo, expanding the Company’s product offerings and complementing the flagship Waterlase iPlus.

•	BIOLASE became the distributor for Cefla Dental Group’s NewTom Cone Beam 3D imaging products in the U.S. and Canada, thereby complementing the Company’s large family of BIOLASE DaVinci Imaging™ products. Cefla is a leading Italian dental equipment manufacturer and its NewTom products are considered to be among the highest quality 3-D dental imaging products in the world.

•	The declaration of a one-half percent stock dividend payable on March 30, 2012 to stockholders of record on March 15, 2012, and the adoption of a two percent annual stock dividend policy by the Board of Directors for 2012.

For this year’s first quarter, gross profit as a percentage of net revenue was 47.1 percent compared to 45.8 percent for the prior year comparable period and 42.2 percent in the fourth quarter of 2011. The Company has worked hard to improve its manufacturing and production processes over the last six months and the impact of these efforts are beginning to be seen in the financial results.

Operating expenses in the first quarter of 2012 were $7.4 million compared to $5.2 million in the prior year period. Operating expenses were up year over year as the Company strengthened spending on sales and marketing, and engineering and development in order to invest in programs, including both dental and other segments, that it believes will have both short- and long-term potential benefits.

As of March 31, 2012, cash and cash equivalents totaled approximately $2.8 million, accounts receivable totaled $9.0 million, and shareholders’ equity was $11.9 million.

Moving onto financial guidance, BIOLASE expects unadjusted revenue for the second quarter of 2012 of approximately $13.0 million to $14.0 million, an increase of approximately $900,000 to $1.9 million, or 7 to 16 percent, compared to $12.1 million for the second quarter of 2011; and, on a non-GAAP adjusted basis, an increase of approximately $3.0 million to $4.0 million, or 30 to 40 percent, compared to the same period after excluding the product revenues associated with the irrevocable one-time purchase orders from Schein. Note, however, that the Company’s second quarter revenues may be impacted by accounting consequences related to its purchase of Schein’s inventory of Waterlase MD Turbos, which was completed on April 12, 2012. Full-year revenue guidance for 2012 remains $57 million to $60 million. Excluding equipment sales to Henry Schein to satisfy one-time prepaid purchase orders of approximately $5.9 million during 2011, the midpoint of the Company’s guidance of $58.5 million represents an increase of 36 percent, year over year.

Conference Call
As previously announced, BIOLASE is conducting a conference call today at 4:30 p.m. Eastern Time to review these financial results. The dial-in number for the call is toll-free 1-877-941-4774 or toll/international 1-480-629-9760. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine.  The Company’s laser products incorporate approximately 285 patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times.  Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold more than 19,600 lasers among 16,000 customers. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

Non-GAAP Financial Measures

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300, jill@allencaron.com.

- TABLES FOLLOW -
BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Products and services revenue	$12,312	$10,546
License fees and royalty revenue	8	15

Net revenue	12,320	10,561
Cost of revenue	6,513	5,722

Gross profit	5,807	4,839

Operating expenses:
Sales and marketing	4,028	2,453
General and administrative	2,211	1,699
Engineering and development	1,190	1,093

Total operating expenses	7,429	5,245

Loss from operations	(1,622)	(406)

Loss on foreign currency transactions	(17)	(38)
Interest income	1	—
Interest expense	(5)	(73)
Nonrecurring charge, unamortized debt-related cost expense	—	(225)

Non-operating loss, net	(21)	(336)

Loss before income tax provision	(1,643)	(742)
Income tax provision	29	8

Net loss	(1,672)	(750)
Other comprehensive loss items:
Foreign currency translation adjustments	63	114

Comprehensive loss	$(1,609)	$(636)

Net loss per share:
Basic	$(0.05)	$(0.03)

Diluted	$(0.05)	$(0.03)

Shares used in the calculation of net loss per share:
Basic	30,721	27,343

Diluted	30,721	27,343

MORE-MORE-MORE
BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	March 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$2,772	$3,307
Accounts receivable, less allowance of $305 and $289 in 2012 and 2011,
respectively	8,983	8,899
Inventory, net	10,337	11,312
Prepaid expenses and other current assets	1,163	1,808

Total current assets	23,255	25,326
Property, plant and equipment, net	1,338	1,148
Intangible assets, net	179	212
Goodwill	2,926	2,926
Deferred tax asset	8	8
Other assets	187	187

Total assets	$27,893	$29,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,524	$7,804
Accrued liabilities	5,442	6,177
Customer deposits	20	165
Deferred revenue, current portion	2,232	2,136

Total current liabilities	15,218	16,282
Deferred tax liabilities	612	594
Deferred revenue, long-term	17	25
Other liabilities, long-term	139	337

Total liabilities	15,986	17,238

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 32,769 and 32,502 shares issued in 2012 and 2011, respectively; and 30,805 and 30,538 shares
outstanding in 2012 and 2011, respectively	33	33
Additional paid-in capital	139,454	138,507
Accumulated other comprehensive loss	(297)	(360)
Accumulated deficit	(110,884)	(109,212)

	28,306	28,968
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	11,907	12,569

Total liabilities and stockholders’ equity	$27,893	$29,807

MORE-MORE-MORE

BIOLASE TECHNOLOGY, INC.
Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2012	2011
GAAP revenue...............	$12,320	$10,561
Less: equipment sales to Henry Schein for irrevocable purchase orders	—	2,915

Subtotal	12,320	7,646
Less: royalty revenue	8	15
GAAP revenue less equipment sales to Henry Schein for irrevocable purchase orders and royalty revenue	$12,312	$7,631

GAAP net loss...............	$(1,672)	$(750)
Adjustments:
Interest expense	5	73
Nonrecurring charge, unamortized debt-related cost expense	—	225
Depreciation and amortization expense	125	228
Stock-based, other equity instruments, and other non-cash compensation expenses	670	377
Non-GAAP net loss	$(872)	$153

GAAP net loss per share:
Basic and Diluted	$(0.05)	$(0.03)
Adjustments:
Interest expense	0.00	0.00
Nonrecurring charge, unamortized debt-related cost expense	0.00	0.01
Depreciation and amortization expense	0.00	0.01
Stock-based, other equity instruments, and other non-cash compensation expenses	0.02	0.02
Non-GAAP net loss per share:
Basic and Diluted	$(0.03)	$0.01

Basic and Diluted Shares	30,721	27,343

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